ALTX Trust
As of August 20, 2014

Multi-Class and Expense Allocation Plan

SECTION 1. BACKGROUND

This Plan ("Plan") is adopted by the Board of Trustees ("Board") of ALTX Trust ("Trust"), including a majority of the Trustees who are not "interested persons" of the Trust ("Independent Trustees"), as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended ("1940 Act"), pursuant to Rule 18f-3 ("Rule") under the 1940 Act upon a determination that the Plan is in the best interests of each separate class designated below ("Class") individually and each of the Trust's constituent series (each, a "Fund" and collectively, the "Funds"). The Plan is intended to allow the Trust to offer multiple Classes of shares of the Funds ("Shares") to the full extent and in the manner permitted by the Rule, subject to the requirements and conditions imposed by the Rule, and the Trust's Trust Instrument.

Each Fund may from time to time issue Shares of one or more of the types of Classes described in this Plan. This Plan is qualified by and subject to the terms of the then-current registration statement for the applicable Fund; provided, however, that none of the terms set forth in such registration statement shall be inconsistent with the terms of this Plan. This Plan describes matters related to the operation of multi-Class Funds which are listed in the Appendix hereto, as amended from time to time, and contains the Trust's policies on expense allocations and related matters for all Funds regardless of the number of Classes offered.

Each Class of Shares will represent interests in the same portfolio of investments in a Fund and, except as described herein, shall have the same rights and obligations as each other Class.

SECTION 2. CLASS DESIGNATIONS

Institutional Shares:

•are offered and sold to investors that meet institutional investment minimums;

•are offered and sold without the imposition of a front-end sales charge or contingent deferred sales charge ("CDSC");

•are not subject to any fee charged under a Rule 12b-1 Plan;

•may pay non-Rule 12b-1 service fees as authorized by the Board ("Shareholder Service Fee");

•may impose a redemption or exchange fee for Shares redeemed or exchanged within a certain number of days of purchase; and

•generally require an investment minimum of $100,000 to $1,000,000.

Investor Shares:

•are generally offered and sold to retail investors;

•are offered and sold without the imposition of a front-end sales charge or CDSC;

•may be subject to a Rule 12b-1 Fee of up to 0.25% and may pay a Shareholder Service Fee;

•may impose a redemption or exchange fee for Shares redeemed within a certain number of days of purchase; and

ALTX Trust
As of August 20, 2014

•generally require an investment minimum that is lower than the Institutional Shares investment minimum.

Each Class of shares is offered at a public offering price that is equal to its net asset value ("NAV") per share.

For all Classes, any investment minimum may be waived or reduced in accordance with the Fund's registration statement. Any investment minimum may be waived or reduced for investments through traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts that participate in a systematic investment plan (to the extent such plan is offered). Registered investment advisers and financial planners that maintain multiple client accounts may be permitted to aggregate the value of such accounts to meet any investment minimum.

All Classes may be offered and sold to investors directly through the Fund, through certain employee directed benefit plans, through a financial intermediary, such as a broker, or through a fund supermarket or other investment platform. For all Classes, the exchange program features exist only to the extent allowed in the Fund's registration statement.

Subject to approval by the Board, each Fund may alter the nomenclature for the designations of its Classes of Shares.

SECTION 3. VOTING

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to its arrangement and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

SECTION 4. CLASS EXPENSE ALLOCATIONS

(A) Allocation of Class Expenses. Certain expenses may be attributable to a particular Class ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class.

(B) Class Expenses. Each Class also may pay a different amount of the following expenses:

(1) Shareholder service or distribution expenses attributable to the Class;

(2) Legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

(3) Blue Sky fees incurred by a specific Class of Shares;

(4) Administration, fund accounting and transfer agent fees and expenses identified as being attributable to a specific Class;

ALTX Trust
As of August 20, 2014

(5) Litigation, legal and audit fees related to a specific Class;

(6) Trustees' fees and expenses incurred as a result of issues relating to a specific Class;

(7) Expenses incurred in connection with shareholder meetings related to a specific Class;

(8) Subject to approval by the Board, such other fees and expenses as the Administrator deems to be allocable to a specified Class; and

(9) Such other expenses actually incurred in a different amount by a Class or related to a Class's receipt of services of a different kind or to a different degree than another Class.

SECTION 5. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

(A) Expenses Applicable to More than One Fund. Expenses (other than Class Expenses) incurred by the Trust on behalf of a Fund shall be allocated to that Fund, and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Fund shall be allocated among all of the Funds that incurred the expenses based on the NAV of each Fund in relation to the NAVs of all Funds to which the expense relates, except:

(1) Trust level state registration expenses shall be divided equally among separate Classes of the Trust;

(2) Trust level legal expenses shall be allocated to each Fund as follows: (i) 50% proportionally based on each Fund's most recent three month's average net assets, subject to a maximum average net assets of $1 billion; and, (ii) 50% proportionately based on the total number of Funds; and

(3) Legal expenses applicable to the Trust and other registered investment companies with the same or substantially similar Board shall be allocated to each Fund and each fund of the other investment companies as follows: (i) 50% proportionally based on each Fund's or fund's most recent three month's average net assets, subject to a maximum average net assets of $1 billion; and (ii) 50% proportionately based on the total combined number of Funds and funds.

Notwithstanding the above, if the Trust's Principal Financial Officer determines that a more equitable method is appropriate, that method shall be used; provided that such method is ratified by the Board at its next regularly scheduled meeting.

(B) Other Allocations. Income, realized and unrealized capital gain and loss and expenses (other than Class Expenses) related to a Fund shall be allocated to each Class based on the NAV of the Class in relation to the NAV of the Fund.

ALTX Trust
As of August 20, 2014

(C) Waivers and Reimbursements. Any Service Provider or its Affiliated Persons may agree to waive any fees or reimburse any expense to be paid by a Fund or a Class if the waiver or reimbursement is initially approved by the Board and may be renewed annually thereafter on behalf of the Board by the President and reported to the Board. Any waiver or reimbursement of non-Class Expenses must be applied at the Fund level unless the Board determines that such a waiver of a non-Class expense does not result in de facto modification of a relevant advisory or other contract fee or a cross-subsidization between Share Classes.

SECTION 6. EXCHANGE AND CONVERSION

Shares of each Class generally will be permitted to be exchanged for Shares of the same Class (or a Class with similar characteristics) of another Fund that is advised by the same Primary Adviser. Shareholders of a Fund may exchange their Shares for Shares of another Fund as described in the applicable Funds' registration statements, and in accordance with Section 11(a) of the 1940 Act, and the rules thereunder. The exchange privileges set forth in this section may be modified or terminated by a Fund at any time.

If a shareholder no longer meets the eligibility requirements for the shareholder's current Class, each Fund may, upon notice to the shareholder, convert the shareholder's Shares into a Class of the same Fund for which the shareholder is eligible. Such conversion must be effected on the basis of the relative NAV of the two Classes without imposition of any sales load, fee, or other charge.

SECTION 7. AMENDMENTS AND BOARD REVIEW

Material amendments to this Policy shall be approved by a majority of the Trustees, including a majority of the Independent Trustees, upon a finding that the amendment, including any proposed related expense allocation, is in the best interests of the Classes and Funds affected by the amendment.